Exhibit 99.4

AIRSPAN NETWORKS INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Percentage of Revenue
	Three Months Ended June 30,		Six Months Ended June 30,
Geographic Area	2021	2020	2021	2020

United States	31.4%	31.8%	30.0%	31.9%
Other North America and Canada	-%	1.8%	0.2%	1.2%
North America	31.4%	33.6%	30.2%	33.1%
India	21.1%	19.2%	15.0%	24.2%
Japan	30.5%	37.3%	39.1%	27.8%
Other Asia	3.5%	0.6%	2.5%	0.8%
Asia	55.1%	57.1%	56.6%	52.8%
Europe	6.7%	4.6%	4.8%	5.7%
Africa and the Middle East	5.0%	4.0%	3.5%	5.3%
Latin America and the Caribbean	1.8%	0.7%	4.9%	3.1%
Total revenue	100%	100%	100%	100%

Results of Operations

The following table summarizes key components of our results of operations for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

(in thousands)
Revenues	$42,048	$27,793	$87,983	$55,371
Cost of revenues	22,820	13,086	47,811	25,932
Gross profit	19,228	14,707	40,172	29,439

Operating expenses:
Research and development	15,524	12,497	29,898	25,713
Sales and marketing	7,482	6,490	14,842	14,413
General and administrative	4,445	3,915	8,900	7,947
Amortization of intangibles	299	389	598	778
Loss on sale of assets	–	-	–	22
Total operating expenses	27,750	23,291	54,238	48,873

Loss from operations	(8,522)	(8,584)	(14,066)	(19,434)

Interest expense, net	(2,512)	(1,606)	(4,950)	(3,196)
Gain on extinguishment of debt	2,096	-	2,096	-
Other expense, net	(1,388)	(770)	(6,880)	(1,240)

Loss before income taxes	(10,326)	(10,960)	(23,800)	(23,870)

Income tax expense	(92)	(93)	(167)	(198)

Net loss	$(10,418)	$(11,053)	$(23,967)	$(24,068)

Three Months Ended June 30, 2021 Compared to the Three Months Ended June 30, 2020

Revenues

Revenues for the above periods are presented below:

	Three Months Ended June 30,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Revenues:
Products and software licenses	$35,041	83.3%	$16,565	59.6%
Maintenance, warranty and services	7,007	16.7%	11,228	40.4%
Total revenues	$42,048	100%	$27,793	100%

Revenue from products and software licenses of $35.0 million for the three months ended June 30, 2021 increased by $18.4 million from $16.6 million for the three months ended June 30, 2020. This increase was primarily due to an increase in sales of products to one customer in Asia Pacific of $14.0 million and an increase in sales of fixed wireless access and citizens broadband radio service (“CBRS”) products of $6.8 million, offset by slightly reduced revenue to other customers of $2.0 million.

Revenue from maintenance, warranty and services of $7.0 million for the three months ended June 30, 2021 decreased by $4.2 million from $11.2 million for the three months ended June 30, 2020. This decrease was primarily due to the termination of a maintenance agreement with a North American customer at the end of Q1 2021 which generated revenue of $2.8 million in the three months ended June 30, 2020. Asia Pacific services decreased by $0.7 million and the rest of the world decreased by $0.7 million.

Cost of Revenues

Cost of revenues for the above periods are presented below:

	Three Months Ended June 30,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Cost of Revenues:
Products and software licenses	$21,727	51.7%	$11,846	42.6%
Maintenance, warranty and services	1,093	2.6%	1,240	4.5%
Total cost of revenues	$22,820	54.3%	$13,086	47.1%

Cost of revenues from products and software licenses of $21.7 million for the three months ended June 30, 2021 increased by $9.9 million from $11.8 million for the three months ended June 30, 2020. This increase was primarily due to revenue growth offset by indirect costs remaining flat for the three months ended June 30, 2021.

Cost of revenues from maintenance, warranty and services of $1.1 million for the three months ended June 30, 2021 decreased marginally by $0.1 million from $1.2 million for the three months ended June 30, 2020.

Operating Expenses

Operating expenses for the above periods are presented below:

	Three Months Ended June 30,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Operating expenses:
Research and development	$15,524	36.9%	$12,497	45.0%
Sales and marketing	7,482	17.8%	6,490	23.4%
General and administrative	4,445	10.6%	3,915	14.1%
Amortization of intangibles	299	0.7%	389	1.4%
Total operating expenses	$27,750	66.0%	$23,291	83.8%

Research and development— Research and development expenses were $15.5 million for the three months ended June 30, 2021, an increase of $3.0 million from $12.5 million for the three months ended June 30, 2020. The increase was primarily due to increased headcount spend for additional employees primarily located in India of $2.1 million, and increased sub-contract development costs of $0.9 million.

Sales and marketing— Sales and marketing expenses were $7.5 million for the three months ended June 30, 2021, an increase of $1.0 million from $6.5 million for the three months ended June 30, 2020. The increase was the result of:

•	$1.1 million due to increased sales and marketing headcount; and
•	$0.1 million of increased travel expense

These decreases were offset by:

•	$0.1 million decrease in facility costs; and
•	$0.1 million decrease in agent commissions

General and administrative— General and administrative expenses of $4.4 million for the three months ended June 30, 2021 increased by $0.5 million from $3.9 million for the three months ended June 30, 2020. The increase was primarily due to an increase in other professional support services of $0.5 million, an increase in non-cash share-based compensation expense of $0.2 million, an increase in headcount costs of $0.1 million, offset by a decrease of $0.3 million in professional fees.

Amortization of intangibles— Amortization of intangibles of $0.3 million for the three months ended June 30, 2021 decreased marginally by $0.1 million from $0.4 million for the three months ended June 30, 2020.

Non-Operating Expenses

Interest expense, net— Interest expense, net was $2.5 million for the three months ended June 30, 2021, an increase of $0.9 million from $1.6 million for the three months ended June 30, 2020. The increase was primarily due to higher interest rates on the amended and restated credit agreement between Airspan Networks Inc., as borrower, Airspan Networks Holdings Inc. and certain of its subsidiaries, as guarantors, DBFIP ANI LLC, as administrative agent and collateral agent, and the lenders from time to time party thereto (the “Fortress Credit Agreement”) entered into on December 30, 2020, compared to the PWB Facility in place for the three months ended June 30, 2020.

Gain on extinguishment of debt – Gain on extinguishment of debt was $2.1 million for the three months ended June 30, 2021, an increase of $2.1 million from nil for the three months ended June 30, 2020. For the three and six months ended June 30, 2021, the Company recorded a gain on extinguishment of debt for a loan received under the Paycheck Protection Program (the “PPP Loan”) of $2.1 million and the accrued interest of $23 thousand, respectively for the PPP Loan.

Other expense, net— Other expense, net was $1.4 million for the three months ended June 30, 2021, an increase of $0.6 million from $0.8 million for the three months ended June 30, 2020. The increase was primarily due to the $0.6 million revaluation related to Japanese Yen volatility against the U.S. dollar, resulting in a loss on revaluation of Japanese Yen denominated balances during the three months of June 30, 2021.

Income tax expense— Income tax expense remained consistent at $0.1 million for the three months ended June 30, 2021 and 2020.

Net Loss

We had a net loss of $10.4 million for the three months ended June 30, 2021 compared to a net loss of $11.1 million for the three months ended June 30, 2020, a decrease of $0.7 million due to:

•	Increase in gross profit of $4.5 million
•	Increase in gain on extinguishment of debt of $2.1 million

This increase was offset by:

•	Increase in operating expenses of $4.4 million
•	Increase in interest costs of $0.9 million
•	Increase in other expense of $0.6 million

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA for the three months ended June 30, 2021 was a loss of $5.4 million, representing an improvement of $1.7 million from a loss of $7.1 million for the three months ended June 30, 2020.

The following table presents the reconciliation of Net Loss, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended June 30,
($ in thousands)	2021	2020
Net Loss	$(10,418)	$(11,053)

Adjusted for:
Interest expense, net	2,512	1,606
Income tax (benefit) expense	92	93
Depreciation and amortization	1,076	1,204
EBITDA	(6,738)	(8,150)
Share-based compensation expense	828	495
Change in fair value of warrant liability	545	534
Adjusted EBITDA	$(5,365)	$(7,121)

Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020

Revenues

Revenues for the above periods are presented below:

	Six Months Ended June 30,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Revenues:
Products and software licenses	$74,040	84.2%	$35,293	63.7%
Maintenance, warranty and services	13,943	15.8%	20,078	36.3%
Total revenues	$87,983	100%	$55,371	100%

Revenue from products and software licenses of $74.0 million for the six months ended June 30, 2021 increased by $38.7 million from $35.3 million for the six months ended June 30, 2020. This increase was primarily due to an increase in sales of products to two customers in Asia Pacific of $22.1 million and an increase in sales of fixed wireless access and CBRS products of $16.6 million.

Revenue from maintenance, warranty and services of $13.9 million for the six months ended June 30, 2021 decreased by $6.2 million from $20.1 million for the six months ended June 30, 2020. This decrease was primarily due to a software feature delivered to a U.S. customer in 2020 that did not reoccur in 2021 amounting to $1.9 million and the termination of a maintenance agreement with a North American customer at the end of Q1 2021 that generated revenue of $2.8 million in the six months ended June 30, 2021. Asia Pacific services decreased by $0.7 million and the rest of the world decreased by $0.8 million.

Cost of Revenues

Cost of revenues for the above periods are presented below:

	Six Months Ended June 30,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Cost of Revenues:
Products and software licenses	$45,615	51.8%	$23,835	43.0%
Maintenance, warranty and services	2,196	2.5%	2,097	3.8%
Total cost of revenues	$47,811	54.3%	$25,932	46.8%

Cost of revenues from products and software licenses of $45.6 million for the six months ended June 30, 2021 increased by $21.8 million from $23.8 million for the six months ended June 30, 2020. This increase was primarily due to revenue growth and, to a lesser extent, lower indirect costs in the six months ended June 30, 2021.

Cost of revenues from maintenance, warranty and services of $2.2 million for the six months ended June 30, 2021 increased marginally from $2.1 million by $0.1 million for the six months ended June 30, 2020.

Operating Expenses

Operating expenses for the above periods are presented below:

	Six Months Ended June 30,
($ in thousands)	2021	% of Revenue	2020	% of Revenue
Operating expenses:
Research and development	$29,898	34.0%	$25,713	46.4%
Sales and marketing	14,842	16.9%	14,413	26.0%
General and administrative	8,900	10.1%	7,947	14.4%
Amortization of intangibles	598	0.7%	778	1.4%
Loss on sale of assets	–	–%	22	0.0%
Total operating expenses	$54,238	61.6%	$48,873	88.3%

Research and development— Research and development expenses were $29.9 million for the six months ended June 30, 2021, an increase of $4.2 million from $25.7 million for the six months ended June 30, 2020. The increase was primarily due to increased headcount spend for additional employees primarily located in India of $3.5 million, an increase in sub-contract development costs of $0.5 million and an increase in other outside services and material and supplies of $0.4 million, offset by a reduction in travel costs of $0.2 million as a result of the pandemic.

Sales and marketing— Sales and marketing expenses were $14.8 million for the six months ended June 30, 2021, an increase of $0.4 million from $14.4 million for the six months ended June 30, 2020. The increase was the result of:

•	$0.2 million due to increased sales and marketing headcount
•	$0.6 million increase in agent commissions on increased revenue;

These increases were offset by:

•	$0.3 million of reduced travel expense due to the pandemic; and
•	$0.1 million decrease in product advertising and promotions

General and administrative— General and administrative expenses of $8.9 million for the six months ended June 30, 2021 increased by $1.0 million from $7.9 million for the six months ended June 30, 2020. The increase was primarily due to an increase in other professional support services of $0.7 million, an increase in non-cash share-based compensation expense of $0.3 million and an increase in headcount costs of $0.2 million, offset by a decrease in facility costs of $0.2 million.

Amortization of intangibles— Amortization of intangibles of $0.6 million for the six months ended June 30, 2021 decreased marginally by $0.2 million from $0.8 million for the six months ended June 30, 2020.

Non-Operating Expenses

Interest expense, net— Interest expense, net was $4.9 million for the six months ended June 30, 2021, an increase of $1.7 million from $3.2 million for the six months ended June 30, 2020. The increase was primarily due to higher interest rates on the Fortress Credit Agreement entered into on December 30, 2020, compared to the PWB Facility in place for the six months ended June 30, 2020.

Gain on extinguishment of debt – Gain on extinguishment of debt was $2.1 million for the six months ended June 30, 2021, an increase of $2.1 million from nil for the six months ended June 30, 2020. For the three and six months ended June 30, 2021, the Company recorded a gain on extinguishment of debt for the PPP Loan of $2.1 million and the accrued interest of $23 thousand, respectively for the PPP Loan.

Operating expense, net— Other expense, net was $6.9 million for the six months ended June 30, 2021, an increase of $5.7 million from $1.2 million for the six months ended June 30, 2020. The increase was primarily due to the non-cash fair value adjustment of our warrant liabilities of $3.5 million and $2.2 million related to Japanese Yen volatility against the U.S. dollar, resulting in a loss on revaluation of Japanese Yen denominated balances during the six months ended June 30, 2020.

Income tax expense— Income tax expense remained consistent at $0.2 million for the six months ended June 30, 2021 and 2020.

Net Loss

We had a net loss of $24.0 million for the six months ended June 30, 2021 compared to a net loss of $24.1 million for the six months ended June 30, 2020, a decrease of $0.1 million due to:

•	Increase in gross profit of $10.7 million
•	Increase in gain on extinguishment of debt of $2.1million

This increase was offset by:

•	Increase in operating expenses of $5.4 million
•	Increase in interest costs of $1.8 million
•	Increase in other expense of $5.7 million

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA for the six months ended June 30, 2021 was a loss of $10.7 million, representing an improvement of $5.6 million from a loss of $16.3 million for the six months ended June 30, 2020. The increase in Adjusted EBITDA was primarily due to an increase in revenues of $32.6 million, as well as increases in cost of revenue of $21.9 million and operating expenses of $5.4 million primarily due to the factors described above.

The following table presents the reconciliation of Net Loss, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Six Months Ended June 30,
($ in thousands)	2021	2020
Net Loss	$(23,967)	$(24,068)

Adjusted for:
Interest expense, net	4,950	3,196
Income tax (benefit) expense	167	198
Depreciation and amortization	2,129	2,346
EBITDA	(16,721)	(18,328)
Share-based compensation expense	1,489	987
Change in fair value of warrant liability	4,517	1,064
Adjusted EBITDA	$(10,715)	$(16,277)

Liquidity and Capital Resources

We had $75.2 million of current assets and $59.5 million of current liabilities at June 30, 2021. During the six months ended June 30, 2021, we used $3.8 million in cash flows from operating activities, primarily from the collection of our outstanding accounts receivables. We are investing heavily in 5G research and development and expect to use cash from operations during the remainder of 2021 to fund research and development activities. Cash on hand and the available borrowing capacity under the Fortress Credit Agreement may not allow us to meet our forecasted cash requirements.

Days sales outstanding (“DSO”) is a measurement of the time it takes to collect receivables. DSO is calculated by dividing accounts receivable, net as of the end of the quarter by the average daily revenue for the quarter. Average daily revenue for the quarter is calculated by dividing the quarterly revenue by ninety days. All customer accounts are actively managed, and no losses in excess of amounts reserved are currently expected. We are also actively evaluating the potential negative impact of COVID-19 on our customers’ ability to pay our accounts receivable. DSO can fluctuate due to the timing and nature of contracts, as well as the payment terms of individual customers. DSO was 87 days and 121 days at June 30, 2021 and 2020, respectively.

Cash Flows – Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020

The following table summarizes the changes to our cash flows for the periods presented:

	Six Months Ended June 30,
(in thousands)	2021	2020
Statement of Cash Flows Data:
Net cash used in operating activities	$(3,816)	$(15,829)
Net cash used in investing activities	(3,123)	(404)
Net cash provided by financing activities	716	15,776
Decrease in cash and cash equivalents	(6,223)	(457)
Cash, cash equivalents and restricted cash, beginning of period	18,618	3,013
Cash, cash equivalents and restricted cash, end of period	$12,395	$2,556

Operating Activities

Net cash used in operating activities was $3.8 million for the six months ended June 30, 2021, a decrease of $12.0 million from net cash used in operating activities of $15.8 million for the six months ended June 30, 2020. The decrease is a result of $15.8 million generated from working capital and a $0.3 million increase in non-cash adjustments, offset by $2.0 million from results of our operations.

Investing Activities

Net cash used in investing activities was $3.1 million for the six months ended June 30, 2021, an increase of $2.7 million from $0.4 million for the six months ended June 30, 2020 due to higher purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $0.7 million for the six months ended June 30, 2021. This included $0.5 million of net proceeds from the sale of Series H senior preferred stock, $0.1 million of proceeds from the issuance of Series H warrants and $0.1 of proceeds from the exercise of stock options.

Net cash provided by financing activities was $15.8 million for the six months ended June 30, 2020. This included $1.8 million of net borrowings under the line of credit, $2.1 million from borrowings under long-term debt and $11.9 million of net proceeds from the sale of Series G senior preferred stock.